Exhibit 1.24

PRESS RELEASE

Stezzano, 31 January 2024

Brembo’s Cross-Border Conversion

Withdrawal procedure concluded with payment of the liquidation value and transfer of shares to those entitled

Further to the latest press release dated 25 January 2024, with regard to the cross-border conversion approved by the Extraordinary Shareholders’ Meeting of Brembo S.p.A. (“Brembo” or the “Company”) held on 27 July 2023 (the “Cross-Border Conversion” or the “Transaction”), Brembo announces that the following transactions were performed today: (i) payment of the shares’ liquidation value to those who had validly exercised the withdrawal right with regard to the Transaction; and (ii) transfer of shares to the shareholders who had exercised the option and/or pre-emption rights pursuant to Article 2437-quater, paragraphs 2-3, of the Italian Civil Code, under the withdrawal procedure.

The Company underlines that the aforementioned transactions were executed exclusively through the Monte Titoli de-materialised and centralised management system via the depositary intermediaries, without the need for any action by the shareholders who had exercised their withdrawal right or their option and/or pre-emption rights (in the latter case, provided that they had first made available to their depositary intermediaries the funds required to pay the price of the shares purchased).

For further information on the Cross-Border Conversion, reference is made to the press release dated 25 January 2024, to the Illustrative Report to the Shareholders' Meeting and the related minutes, as well as to all the previous press releases issued by Brembo in this regard.

This press release is available on the Company’s website at www.brembo.com, as well as on the authorised storage system 1info-storage at www.1info.it.

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DISCLAIMER FOR U.S. INVESTORS

THIS TRANSACTION IS PROPOSED WITH RESPECT TO THE SECURITIES OF A FOREIGN COMPANY. THE TRANSACTION IS SUBJECT TO DISCLOSURE REQUIREMENTS OF A FOREIGN COUNTRY THAT ARE DIFFERENT FROM THOSE OF THE UNITED STATES. FINANCIAL STATEMENTS INCLUDED IN THE DOCUMENTS RELATING TO THE TRANSACTION, IF ANY, HAVE BEEN PREPARED IN ACCORDANCE WITH FOREIGN ACCOUNTING STANDARDS THAT MAY NOT BE COMPARABLE TO THE FINANCIAL STATEMENTS OF UNITED STATES COMPANIES. IT MAY BE DIFFICULT FOR YOU TO ENFORCE YOUR RIGHTS AND ANY CLAIM YOU MAY HAVE ARISING UNDER THE FEDERAL SECURITIES LAWS, SINCE THE ISSUER IS LOCATED IN A FOREIGN COUNTRY, AND SOME OR ALL OF ITS OFFICERS AND DIRECTORS MAY BE RESIDENTS OF A FOREIGN COUNTRY. YOU MAY NOT BE ABLE TO SUE A FOREIGN COMPANY OR ITS OFFICERS OR DIRECTORS IN A FOREIGN COURT FOR VIOLATIONS OF THE U.S. SECURITIES LAWS. IT MAY BE DIFFICULT TO COMPEL A FOREIGN COMPANY AND ITS AFFILIATES TO SUBJECT THEMSELVES TO A U.S. COURT'S JUDGMENT. YOU SHOULD BE AWARE THAT THE ISSUER MAY PURCHASE SECURITIES OTHERWISE THAN IN THE CONTEXT OF THE TRANSACTION, SUCH AS IN OPEN MARKET OR PRIVATELY NEGOTIATED PURCHASES.

For information:	Laura Panseri – Head of Investor Relations Brembo
Tel. +39 035 6052145 @: laura_panseri@brembo.it

Roberto Cattaneo – Chief Communication Officer Brembo
Tel. +39 035 6052347 @: roberto_cattaneo@brembo.it

Daniele Zibetti – Corporate Media Relations Brembo
Tel. +39 035 6053138 @: daniele_zibetti@brembo.it

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